EXHIBIT 23

                         Consent of Independent Auditors

The Board of Directors
LBP, Inc.

We consent to incorporation by reference in the registration statements (No. 33-97702, No. 33-97704) on Form S-8 of LBP, Inc. of our reports dated February 17, 1999 relating to the consolidated balance sheets of LBP, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and related financial statement schedule.

                                       KPMG LLP

Stamford, Connecticut
March 29, 1999